Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-196529) pertaining to the NOW Inc. Long-Term Incentive Plan and the NOW Inc. 401(k) and Retirement Savings Plan of our report dated February 23, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of NOW Inc. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Houston, Texas

January 26, 2017